AMENDMENT NO. 1
                           TO THE RIGHTS AGREEMENT
                         BETWEEN MANGOSOFT, INC. AND
                INTERWEST TRANSFER CO., INC., AS RIGHTS AGENT


      Reference is made to the Rights Agreement, dated as of March 14, 2003, between MangoSoft, Inc. and Interwest Transfer Co., Inc., as Rights Agent (the "Rights Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement.

1. Section 7(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

            "(b)     The purchase price (the "PURCHASE PRICE") per whole
Common Share at which a holder of Rights may purchase Common Shares or (subject to SECTION 14 hereof) fractions thereof upon exercise of such Rights shall initially be $250.00, shall be subject to adjustment from time to time as provided in SECTIONS 11 AND 13(a) hereof, and shall be payable in accordance with paragraph (c) below."

2. Except as amended hereby, the Rights Agreement shall continue in full force and effect.



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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 1 to the Rights Agreement to be duly executed as of July 14, 2003.

                                    MANGOSOFT, INC.



                                    By:--------------------------------------
                                       Dale Vincent
                                       President and Chief Executive Officer



                                    INTERWEST TRANSFER CO., INC.



                                    By:--------------------------------------
                                       Print name:
                                       Title:



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